EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES SECOND QUARTER 2012 LOSS

COLDWATER, MICHIGAN, August 3, 2012 - Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced a loss for the quarter ended June 30, 2012 of $372,000 based on net loss available to common shareholders compared to net loss available to common shareholders of $70,000 for the quarter ended June 30, 2011. Basic and diluted losses per share for the quarter ended June 30, 2012 were $(.19) compared to $(.04) for the same period in 2011. Monarch Community Bancorp also reported net loss available to common shareholders for the first six months of 2012 of $873,000 compared to net income $40,000 for the same period a year ago. Basic and diluted losses per share for the six months ended June 30, 2012 were $(.44) compared to basic and diluted earnings per share of $.02 for the same period in 2011.

The loss represents a decline in interest income due to a decrease in the average loans outstanding, an increase in salaries and employment benefits associated with opening new residential loan production offices, and higher foreclosure costs associated with a more conservative approach in recognizing losses from foreclosed assets.

Credit quality for the quarter continued to improve, as reflected by the following chart, which shows progress over the last three quarters, as contrasted to the quarter ended September 30, 2010, where credit quality problems peaked.

	Sep-10	Dec-11	Mar-12	Jun-12
Nonperforming Loans	23,879	8,765	8,272	6,073
Nonperforming Loans as % of Total Assets	9.20%	4.21%	3.84%	2.89%

Nonperforming Assets	26,439	13,198	11,943	8,151
Nonperforming Assets as % of Total Assets	10.20%	6.34%	5.55%	3.90%

The significant decline in nonperforming loans reflects management’s continued focus on restoring credit quality to the organization. Of the remaining $6.0 million in nonperforming loans, $4.6 million represents three loans for which the bank believes it is adequately secured, is receiving monthly payments, and is in the process of restructuring the loans. Management believes that with the successful restructuring of the loans, these loans could be placed back on accrual status within six months of the date they are restructured.

“While we look forward to meeting our objective of generating a net quarterly profit,” stated Rick DeVries, President and CEO of Monarch Community Bank and Monarch Community Bancorp, Inc., “We are very pleased with our significant progress. Credit quality has experienced consistent improvement, we have opened and staffed 8 new residential loan production offices, we have added commercial lenders in East Lansing and Grand Rapids, and we have upgraded our technology platform, including the internet banking capacities of the organization.”

The net interest margin for the second quarter of 2012 increased 30 basis points to 3.30% compared to 3.00% for the same period in 2011. The improvement in the margin is largely due to the reduction in higher cost whole sale funding. Brokered deposits decreased $8.7 million from $11.1 million as of June 30, 2011 to $2.4 million at June 30, 2012. Federal Home Loan Bank advances decreased $18.2 million from $30.4 million at June 30, 2011 to $12.2 million at June 30, 2012.

The provision for loan losses was $24,000 in the second quarter of 2012 compared to $3,000 for the second quarter of 2011. The continued minimal required level of provision was primarily driven by the reduced level of charge off activity, reduction of non-performing loans and stabilization of delinquent loans. Non-performing assets totaled $8.2 million at the end of the second quarter of 2012 a decrease of $5.0 million from December 31, 2011. Net charge offs for the quarter ended June 30, 2012 were $320,000 compared to $597,000 for the same period in 2011. Net charge offs year to date consisted of primarily of one to four residential mortgages. The provision for loan losses was $52,000 in the six months ended June 30, 2012 compared to $263,000 for the same period in 2011. Net charge offs for the six months ended June 30, 2012 were $943,000 compared to $1.2 million for the same period in 2011.

Non-interest income for the quarter ended June 30, 2012 increased $435,000, or 60%, from $728,000 to $1.2 million for the same period a year ago. This increase is primarily attributable to an increase in other income of $357,000 and in gain on sale of loans of $113,000. The increase in other income was largely due to an increase in the gain on sale of repossessed of property. Non-interest income for the six months ended June 30, 2012 increased $230,000, or 13%, from $1.8 million to $2.0 million for the same period a year ago. This was due to the increase in gain on sale of loans of $243,000.

Noninterest expense increased $581,000 for the quarter ended June 30, 2012 compared to the same period a year ago. Salaries and employee benefits increased $353,000. The increase in personnel expense was primarily attributable to the addition of loan originators for new offices opened. Occupancy and equipment expense increased $70,000 due to the additional offices opened. Foreclosed property expense increased $65,000, mainly due to our continued efforts to aggressively dispose of properties. Professional services increased $34,000. All other expenses increased $59,000. Noninterest expense increased $1.1 million the six months ended June 30, 2012 compared to the same period a year ago. The increase is again mainly attributable to costs associated with opening the loan origination offices and costs associated with the disposition of OREO properties. Salaries and employee benefits increased $565,000 year over year. Foreclosed property expense increased $219,000.

Total assets were $209.1 million at June 30, 2012 compared to $208.1 million at December 31, 2011. Total loans decreased $6.8 million (4.6%), to $141.7 million at June 30, 2012 from $148.5 million at December 31, 2011. Deposits increased $9.4 million, or 5.4%, to $183.6 million during the six months ended June 30, 2012 from $174.2 million at of the end of 2011.

Stockholder’s equity decreased to $10.3 million at June 30, 2012 compared to $11.1 million at December 31, 2011. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s tier 1 leverage ratio and total risk based capital ratio were 5.22% and 9.58%, respectively at June 30, 2012. In May of 2010 the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank is pursuing all opportunities to raise capital and was considered adequately capitalized according to the FDIC definition as of June 30, 2012.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$35,438	$24,111
Securities	18,334	17,887
Loans	142,408	149,148
Other assets	12,928	16,960

Total assets	$209,108	$208,106

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$183,580	$174,185
Borrowings	12,175	20,175
Other liabilities	3,047	2,604

Total liabilities	198,802	196,964

Stockholders’ equity	10,306	11,142

Total liabilities and stockholders’ equity	$209,108	$208,106

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Interest Income	4,510	5,551
Interest Expense	1,198	2,010

Net Interest Income	3,312	3,541
Provision for Loan Losses	52	263

Net Interest Income After Provision for Loan Losses	3,260	3,278
Noninterest Income	2,004	1,774
Noninterest Expense	5,939	4,835

Income - Before income taxes	(675)	217
Income Taxes	—	—

Net Income	$(675)	$217

Dividends and amortization of discount on preferred stock	$198	$177
Net Income (loss) available to common stock	$(873)	$40

Earnings Per Share
Basic	$(0.44)	$0.02

Diluted	$(0.44)	$0.02